Exhibit 23.5

Form of Consent

The undersigned, as an authorized representative of CCID Consulting Co., Ltd., hereby:

1.	Consents to the references to the report with respect to Chinese education market prepared by CCID Consulting Co., Ltd. in the registration statement on Form F-1 including all amendments thereto, and related prospectus of Ambow Education Holding Ltd. (“Ambow”) for the registration of its ordinary shares (the “Registration Statement”);

2.	Hereby grants Ambow permission to include the citations of the report in substantially the form attached hereto as Exhibit A in the Registration Statement; and

3.	Hereby consents to the inclusion of this consent as an exhibit to the Registration Statement if requested by the U.S. Securities and Exchange Commission.

CCID Consulting Co., Ltd.

By:	/s/ Zhao Gang

Name:	Zhao Gang

Title:	V.P.

Exhibit A

According to CCID, we are the largest ZhongKao and GaoKao after school tutoring provider in China in terms of market share in 2009.

According to CCID, we are the largest IT career enhancement training provider in China with a 16.0% market share in 2009.

According to CCID, we are the best positioned company in both the IT training market and the ZhongKao and GaoKao after school tutoring markets in 2009 in terms of market positioning and growth capabilities.